5

Exhibit 99.1

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	James McIntire
(248) 244-4586	(248) 244-4305
james_polehna@kellyservices.com	james_mcintire@kellyservices.com

KELLY SERVICES NAMES CARL CAMDEN AS ACTING CEO

TROY, Mich., (February 9, 2006) – The Board of Directors of Kelly Services, Inc. today named Carl T. Camden as acting chief executive officer (CEO) and Verne G. Istock as presiding director. The appointments, both effective immediately, follow the hospitalization of Chairman and Chief Executive Officer Terence E. Adderley, who experienced a cardiac incident last evening.

“We continue to pray for Terry and his family during his hospitalization, and monitor his progress. Today’s appointments ensure continuity and the effective management of the company,” said Istock.

Camden has served as president and chief operating officer and as a member of the Board of the Directors since November 2001. He joined Kelly in April 1995 as senior vice president, Corporate Marketing and was promoted to executive vice president, Marketing & Strategy in 1997. Camden was named executive vice president in charge of Field Operations, Sales & Marketing in 1998, and in April 2001 was promoted to executive vice president and chief operating officer.

Istock is the former chairman, president and chief executive officer of First Chicago NBD Corporation and former chairman and president of Bank One Corporation, from which he retired in 2000. He also formerly served as a director of the Federal Reserve Bank of Chicago. He has been a member of the Kelly Services Board of Directors since 1991 and currently serves as chair of the board’s audit committee.

“Carl will oversee execution of the company’s existing strategic plan. We have every confidence in his ability to provide leadership for Kelly Services in the coming days,” said Istock. In addition to his current direct reports, Michael Durik, executive vice president and chief administrative officer; William Gerber, executive vice president and chief financial officer; and Daniel Lis, senior vice president, general counsel and corporate secretary, will report to Camden during this period.

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering staffing solutions that include temporary staffing services, staff leasing, outsourcing, vendor on-site and full-time placement. Kelly operates in 30 countries and territories. Kelly provides employment to more than 700,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education, health care and home care. Revenue in 2005 was $5.3 billion. Visit http://www.kellyservices.com.